Exhibit 99.1

Press Release

 Vuzix Reports Record Smart Glasses Revenues in 1Q21

Vuzix smart glasses revenues for the quarter increased 177% year-over-year

ROCHESTER, N.Y., May 10, 2021 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its first quarter results for the period ended March 31, 2021.

“Vuzix reported record smart glasses sales of $3.8 million as an increasing number of our customers continued to place larger and more frequent orders for our Smart Glasses,” said Paul Travers, President and CEO of Vuzix. “Sales of our workhorse M400 Smart Glasses tripled versus the prior year’s comparable quarter and we are seeing a broadening array of use cases emerging from literally every corner of the world. Sales of our Vuzix Blade® Smart Glasses offering were also stronger, rising 54% over the prior year’s comparable period as the Blade’s stereo audio, autofocus camera, and now standard safety rating features are generating increasing usage and interest from a growing number of enterprise customers who are experiencing demonstrable ROI courtesy of the Blade.”

“Following further warrant exercises in our first quarter and our late March equity offering, our balance sheet is now stronger with pro forma cash of roughly $145 million as of April 1, which puts us in an excellent position to not only fund projected growth and planned product development, but also to broaden our product offerings through potential strategic initiatives,” concluded Mr. Travers.

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended March 31, 2021 and 2020, respectively:

	For 3 Months Ended March 31
	($000s except per share amounts)
	2021	2020
Sales:
Sales of Products	$3,805	$1,372
Sales of Engineering Services	110	160

Total Sales	3,915	1,532

Total Cost of Sales	2,836	1,451

Gross Profit	1,080	81
Gross Profit %	28%	5%

Operating Expenses:
Research and Development	2,080	2,023
Selling and Marketing	1,241	1,153
General and Administrative	3,704	1,538
Depreciation and Amortization	517	649
Loss on Fixed Assets and Other Asset
Impairment	132	58

Total Operating Expenses	7,654	5,420

Loss from Operations	(6,574)	(5,339)

Total Other (Expense), Net	(65)	(22)

Net Loss	(6,639)	(5,361)

Loss per Common Share	$(0.12)	$(0.18)

First Quarter 2021 Financial Results

For the three months ended March 31, 2021, total revenues increased to $3.9 million versus $1.5 million for the comparable period in 2020. The increase was driven by higher sales of Vuzix smart glasses products, which rose $2.4 million or 177% year-over-year.

There was an overall gross profit of $1.1 million for the three months ended March 31, 2021 as compared to $0.1 million for the same period in 2020. Product gross margins before overheads and other items averaged 47% of sales in the 2021 period as compared to 45% in the prior year’s period. Overall gross margin in the period was 28% versus 5% in the prior year’s comparable quarter as fixed overhead costs were absorbed over a significantly larger revenue base.

Research and Development (R&D) expense was $2.1 million for the three months ended March 31, 2021 compared to $2.0 million for the comparable 2020 period, an increase of approximately 3%. The rise in R&D expense was primarily driven by an increase in salary, salary benefits and stock-based compensation, which was largely offset by a decrease in external consulting fees related to M400 Smart Glasses development and maintenance.

Selling and Marketing (S&M) expense was $1.2 million for the three months ended March 31, 2021, versus $1.2 million the comparable 2020 period, as increases in salary, stock-based compensation and advertising expenses were offset by a decrease in trade show and travel expenses.

General and Administrative (G&A) expense for the three months ended March 31, 2021 was $3.7 million, versus $1.5 million the comparable 2020 period. The $2.2million increase in G&A expense was primarily due to a net increase in non-cash stock-based compensation expenses of $1.6 million, related to a vesting milestone under the Company’s new Long-term Incentive Plan. Increases in legal, related to SEC filings, and regulatory expense drove the balance of the increase.

The net loss for the three months ended March 31, 2021 was $6.6 million or $0.12 cents per share versus a net loss of $5.9 million or $0.18 for the same period in 2020.

The net cash operating loss after adding back non-cash items for the first quarter of 2021 was $3.8 million as compared to a loss of $4.3 million for first quarter of 2020, a decrease of 12%. As of March 31, 2021, the Company maintained cash and cash equivalents of $132.7 million and an overall working capital position of $140.6 million.

Management Outlook

“The reopening of global economies is waking-up segments of our business that went dormant over the past 14 months due to COVID, specifically within logistics, warehousing, retail picking and e-commerce. At the same time, we continue to see acceleration of our business across healthcare, manufacturing and field service. Our balance sheet is the strongest in our company’s history and we believe that we are well-positioned to continue to achieve significant year-over-year comparative revenue growth throughout the balance of 2021, thanks to the growing success of our M-Series and Vuzix Blade Smart Glasses,” said Mr. Travers.

Conference Call Information

Date: Monday, May 10, 2021

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://78449.themediaframe.com/dataconf/productusers/VUZI/mediaframe/44712/indexl.html

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended March 31, 2021.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on May 10, 2021, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13718928.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 192 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2021 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter, and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com